Blue Sphere Corporation 8-K

Exhibit 10.2

Dated: 4 December 2017

(1)

Blue Sphere Brabant B.V.

(2)

Anaergia B.V.

SERVICE, MAINTENANCE AND OPERATION AGREEMENT

Annexes:

Annex 1

- Maintenance Plan

Annex 2

- Plan of Analyses

Annex 3

- Plant Manual of operation

Annex 4

- Form of Performance Guarantee Agreement

Annex 5

- Schedule of feedstock arrivals

Annex 6

- Table of feedstock deviation quality and quantity

Annex 7

- [intentionally left blank]

Annex 8

- Form of Insurance Policies

Annex 9

- Performance Bond

Annex 10

- Guarantee

THIS AGREEMENT is made on 4 December 2017

BETWEEN

1.

BLUE SPHERE BRABANT B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its seat in Amsterdam, and its registered office at Singel 250, 1017AB Amsterdam, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 66863643 (the “Client”);

2.

Anaergia B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its seat in Oldenzaal, and its registered office at Zwollestraat 2 b, Oldenzaal, NL 7575 EP, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 818914324 (the “SM&O Contractor”); and

The Client and the SM&O Contractor are also jointly defined as the “Parties” and individually as a “Party”.

WHEREAS:

(a)

On even date herewith, Client and Contractor , an affiliate of the SM&O Contractor, entered into a turnkey agreement for the design, construction and delivery of a biogas plant with a nameplate capacity of 24,000,000 Nm³/year or respectively 2,923 Nm³/h, including all machinery, processes and equipment necessary for its complete functionality and full operation (the “Plant”) to be built and operated in Pastoor P. Thijssenlaan 41-43 in Sterksel, entered in the land register as municipality of Heeze-Leende, section H number 1193 (in part) (the “EPC Agreement”).

(b)

All capitalized terms used but not defined herein have the meanings assigned to such terms in the EPC Agreement.

(c)

The feedstock of Plant will consist of manure, organic solid and liquid waste (“OSW”) as described in Annexes 2, 5 and 6 hereto.

(d)

Once construction of the Plant reaches Substantial Completion in accordance with the EPC Agreement, the Client desires for SM&O Contractor to operate, maintain, and service the Plant.

(e)

The SM&O Contractor represents that it has the technical know-how, experience and capacity required to perform the full service and maintenance and operation of the Plant as contemplated by the EPC Agreement and that it has personnel with adequate professional qualifications for the nature and complexity of the services required.

Client desires to engage SM&O Contractor to perform service and maintenance and operation in respect of the Plant, and SM&O Contractor desires to accept such engagement

Now therefore, the Parties have agreed and accepted as follows:

1.

RECITALS AND ANNEXES

1.1

The recitals and annexes constitute an integral and substantive part of this service, maintenance and operation agreement (this “Agreement”).

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1.2

The annexes are as follows:

Annex 1	Maintenance Plan (including the technical documentation provided with the Biogas Upgrade Units (as defined in Article 5.1(b))
Annex 2	Plan of Analyses
Annex 3	Plant Manual of operation (the “Manual of Operation”)
Annex 4	Form of Performance Guarantee Agreement pursuant to which SM&O Contractor guarantees from the Substantial Completion Date a gross annual production of up to 24,000,000 nm3 of upgraded biogas for a term of twelve years (the “Performance Guarantee”).
Annex 5	Schedule of feedstock arrivals (the “Logistic Plan”)
Annex 6	Table of feedstock deviation quality and quantity (the “Table of Deviances”)
Annex 7	Form of waivers of claims to be provided by sub-contactors prior to the performance of any part of the Service (the “Form of Waiver”)
Annex 8	Form of Insurance Policies (the “Form of Insurance Policies”)
Annex 9	Performance Bond
Annex 10	Guarantee

For the avoidance of doubt, the Parties agree that Annexes 5 and 6 will be prepared and inserted after definitive feedstock supply agreements are entered into in respect of the Plant. Performance guarantees will be reviewed and finalized after receiving Annexes 5 and 6.

1.3

This Agreement is a binding commitment as of the date executed but the obligations of the parties to perform hereunder shall commence on the Substantial Completion Date. For purposes of clarity, this Agreement may not be terminated prior to the Substantial Completion Date except to the extent provided in Article 13.

2.

OBJECT OF THE AGREEMENT

2.1

The Client hereby engages the SM&O Contractor to perform all activities relating to the day-to-day operation and management (the “Operation Service”) and service and maintenance (both scheduled ordinary maintenance and extraordinary maintenance) (the “S&M Service”) of the entire Plant as described in more detail in below in Articles 4 and 5, respectively, on the terms and subject to the conditions of this Agreement. The Operation Service and the S&M Service are collectively referred to as the “Service”.

2.2

The SM&O Contractor hereby accepts the engagement to perform the Service on the terms and subject to the conditions of this Agreement.

2.3

In the performance of the Service, the SM&O Contractor shall operate the Plant in a commercially reasonable manner and shall maintain and preserve the Plant in good working order and condition, in accordance with its design and originally intended purposes.

2.4

In performing the Service, the SM&O Contractor shall follow, and shall cause its subcontractors to follow, the applicable guidelines and instructions contained in the Plant usage manuals, the Manual of Operation and any other applicable manuals or instructions applicable to the Plant.

2.5

SM&O Contractor shall be obliged to comply with, and shall cause all subcontractors to comply with, all laws and regulations relating to the performance of the Service, with special but not exclusive reference to tax, workplace safety and environmental legislation.

2.6

SM&O Contractor shall perform, and shall cause its subcontractors to perform, all Service hereunder in a manner consistent with (a) the original equipment manufacturer recommendations and manuals (such as the Application Guidelines, Operation and Maintenance Manuals and related Service Bulletins available with respect to the Equipment), including operation and maintenance guidelines as recommended by the manufacturer (“OEM Guidelines”); and (b) all requirements of insurance defined in Article 11 maintained with respect to the Plant.

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2.7

SM&O Contractor warrants that all repairs, replacements, and other Services to be performed by or on behalf of SM&O Contractor in accordance with the terms of this Agreement shall be performed: (i) in a competent manner by qualified personnel using the reasonable skill and care to be expected of a prudent contractor undertaking similar work and in accordance with all applicable training requirements promulgated by the applicable equipment manufacturer; and (ii) in a manner consistent with all other requirements promulgated by the applicable equipment manufacturer that are necessary or desirable to preserve any and all manufacturer’s warranties.

2.8

The Client is responsible for the quality and the quantity of the feedstock, removal of the digestate and rejects, continuous connection to the gas grid and supply of water and electricity. Failure to perform these responsibilities according to the limits set in Annex 6 could result in loss of gas production, delays and damages to the equipment. In such cases the SM&O contractor will do his best to repair and remediate the problem in a timely manner and try to make up for the loss of gas production, however SM&O contractor will not be financially responsible for any of these costs or losses and the Client will be invoiced accordingly.

3.

TECHNICAL DATA

During the term of the Agreement, SM&O Contractor will generate or obtain any data necessary for the performance of the Service, bearing any cost necessary for the determination or receipt of such data.

4.

OPERATION SERVICE

SM&O Contractor agrees to use its best efforts to perform the Operation Service described in more detail below so as to enable the Plant to be operated in a continuous and optimal manner to generate up to 24,000,000 Nm³/year of upgraded biomethane each year starting from the Substantial Completion Date subject to availability of appropriate quantity and quality of substrate as per Annex 6 ,timely removal of the digestate and rejects, continuous connection to the gas grid and supply of water and electricity . Operation activities will be performed by SM&O Contractor within the operating hours given in Table 1. or such other times as may be agreed in writing by SM&O Contractor and Client. For the avoidance of doubt, it is up to the SM&O Contractor to define the operating hours, which are needed to conduct the SM&O services as specified in this contract, within the permitted operating hours given in Table 1. SM&O Contractor will also provide on-call Operation Service during weekends and holidays and otherwise outside of normal working hours.

	Feedstock delivery	Plant Operators / vehicle movement inside reception hall (no truck or front end loader movement outside the buildings)	Service/repairs, vehicle movement outside the buildings*	Service/repairs, vehicle movement inside the buildings*
Mo – Fr	7am – 7pm (12h)	24/7 h/d	7am – 11pm (16h)	24/7 h/d
Sa	7am – 13 am (6h)	24/7 h/d	7am – 11pm (16h)	24/7 h/d
Su	-	24/7 h/d	Only when need	24/7 h/d

Table 1: Permitted operating hours

The components of the Operation Service include:

4.1

Operation and Supervision of the Plant

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●

Operation

SM&O Contractor will:

Coordinate feedstock arrivals, registering arrivals, treatment and processing of feedstock. For the avoidance of doubt, the client is responsible for the supply of appropriate quantity and quality of feedstock to site

●

Perform constant monitoring, tuning and maintenance

●

Coordinate loading and shipping of digestate residues. For the avoidance of doubt, the client is responsible for the offtake for all residues and liquids.

●

Execute daily routine analyses for process control in house lab

●

Monitor and record the Plant’s emissions

●

Provide the hardware, software and instrumentation for connecting and using the continuous, high-speed internet connection provided by the Client to meetthe requirements of the S&M Service

●

If the party providing service and maintenance in respect of the Plant is not the SM&O Contractor, allow such party and its personnel to access the Plant’s software, including via telephone connection, and for such purpose install a telephone connection which works with auto select that extends to the control panel of the motor and it is capable of transmitting/sending via fax and of dialling a phone number

●

Operate the equipment, machinery, components and processes of the Plant in accordance with their respective functions and operation manuals to ensure the constant operation of the Plant and achievement of the Guaranteed Operational Level (as defined below)

●

Order and purchase all chemicals, spare and wear parts and other materials necessary for proper and continuous Plant operation and ensure that such chemicals and materials are available on-site at all times in the correct quality and quantity (it being understood and agreed that (i) SM&O Contractor will use its best efforts to obtain such chemicals and other materials at the lowest price available on the market (provided that the quality and quantity of such chemicals and other materials are not compromised and the supply terms are compatible with the Plant operation needs), (ii) Client will reimburse SM&O Contractor for the actual cost of the chemicals and materials purchased for Plant operation and, in this connection, SM&O Contractor will invoice Client on a monthly basis for all chemicals and other materials purchased during the previous month, which shall be payable within 10 business days of receipt and (iii) if Client does not make such reimbursement, then, after written notice is made to Client, Client shall have an additional five (5) business days to make such reimbursement and if in this second period of five (5) business days no reimbursement is made, SM&O Contractor shall be entitled to suspend the Operation Service until full reimbursement is made and the stand-by costs will be payed by the Client.

●

Perform all the daily and routine measures, checks and tests to ensure the continuous operation of the Plant

●

Record the weight and identity of the transporter based on information from the business park weighbridge office of all deliveries of feedstock to the Plant, analyse a spot sample of the content thereof and supply accurate records thereof to Client (it being understood that Client will be responsible for all other aspects of feedstock delivery, supply and billing). If feedstock is not in accordance with Annex 6, SM&O contractor will inform Client as soon as it aware of such a deviation (immediately if the deviation is determinable by on-site testing, but sometimes only after laboratory results are available) and will request direction on how to proceed.

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●

Maintain all records and reports necessary for the proper recording of Plant data and secure it in a safe and proper manner so that it is accessible to Client and third-parties, including Lender

●

Take such other actions as are necessary to ensure at all times the full and optimal operation of the Plant without the management and operation assistance or participation of the Client

●

Process and laboratory activities and advice

A) Activities in the Plant

The SM&O Contractor process engineer shall be present at least monthly for an inspection of the Plant. The condition of (i) the digesters, (ii) the feedstock, (iii) the biogas upgrade system shall be assessed during the inspection. Samples shall be taken from fermenters and the operating temperatures shall be checked. The SM&O Contractor will perform the analyses listed in the Annex 2 – Plan of Analyses.

Routine analyses shall be executed by SM&O Contractor’s personnel to monitor routinely the performance of the plant.

Following inspection and analysis, the results shall be provided to the Client in diagram and table form. The process manager shall also prepare a document indicating any corrective measures necessary for the best operation of the Plant.

B) Laboratory activities

The SM&O Contractor undertakes to provide the following laboratory service on a monthly basis:

(i)

definition and analysis of the operation of the Plant;

(ii)

analysis of the Feedstock entering the Plant provided by the Client;

(iii)

determination of the energy potential for different types of feedstock by means of a “Standard Labscale Methane Production Test” (up to a maximum of 4 tests per year);

(iv)

a quarterly report on how the operation of the Plant can be improved.

C) Assessment of operating data

Each month, the SM&O Contractor, through its process engineer, shall analyze the operating data of the Plant and provide Client a monthly performance report on the same.

The data, which can be obtained from the Plant’s operating software shall consist of:

(i)

the daily quantity of feedstock;

(ii)

a theoretical calculation of daily biogas production;

(iii)

a determination of actual production and composition of biogas;

(iv)

a comparison of the theoretical and real data; and

(v)

a diagram of the Plant management parameters.

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●

To the extent not mentioned elsewhere in this Agreement, SM&O Contractor agrees to perform any and all other actions and services required to operate the Plant in accordance with this Agreement.

4.2

Operations Reporting

During the term of the Agreement, the SM&O Contractor shall keep the Client informed of the performance of the Plant, of any qualitative and/or quantitative changes in production, and of any anomalies and unscheduled extraordinary maintenance interventions, by means of a monthly report issued to Client and, at Lender’s request (which may be a standing request), to Lender. SM&O Contractor shall also inform Client if any feedstock values are out of specifications. Operational and analysis data shall be provided in Excel tables with graphs indicating the main parameters and any variations thereof.

The SM&O Contractor shall compile a detailed monthly report of the operation of the Plant, indicating:

●

Feedstock fed in (quantity and quality)

●

average degradation yield

●

biogas produced and its composition

●

upgraded biogas generated

●

any faults and maintenance

The above data shall be regularly monitored and recorded.

5.

S&M SERVICE

SM&O Contractor guarantees that the S&M Service as described below is sufficient to cover the full service and maintenance requirements of the Plant provided that there are no material deviations in the operation of the Plant from the information contained in Annexes 2, 5 and 6. To the extent that any service and maintenance actions that are necessary or reasonably desirable for the Plant to operate as designed and to preserve the equipment or other components of the Plant in accordance with manufacturer warranties or prudent industry standards are omitted from or not stated clearly in this Agreement, SM&O Contractor hereby undertakes to perform such service and maintenance actions on the terms and subject to the conditions of this Agreement for no extra compensation (provided, again, that there are no material deviations in the operation of the Plant from the information contained in Annexes 2, 5 and 6).

In the event that SM&O contractor is not capable of meeting performance guarantees, the SM&O contractor has the right to modify the plant at its own costs to enhance plant operations and ensure that minimum guarantees are met. All such changes shall be treated as Amendments and will need to be pre-approved by the client, such approval shall not be unreasonably withheld. Lacking an amicable agreement between the Parties, the dispute will be submitted to the Ruler for adjudication in accordance with the rules and procedure set forth in Article 32 below.

5.1

The S&M Service shall consist of:

Maintenance of the Plant

●

Ordinary Scheduled Maintenance of the Plant

The SM&O Contractor shall perform, at its expense, the interventions and service and maintenance activities indicated in the Manual of Operation and any manuals of operation or similar documents in respect of any components, equipment or parts of the Plant in accordance with the terms and conditions indicated therein.

In particular, SM&O Contractor undertakes to perform the following activities:

●

Use of equipment consumable materials as indicated in the ordinary maintenance schedule and according to the type recommended by manufacturers.

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●

Supply of the necessary replacement and consumable materials for installed equipment according to the ordinary replacement schedule indicated by manufacturers.

●

Functional inspection of equipment and instruments.

●

Routine scheduled inspection and if necessary cleaning and calibration of probes and instruments.

●

Scheduled inspection and verification of current electrical draw.

●

Repair of any Plant wear and tear and replacement of any Plant components or equipment due to wear and tear.

●

Analysis of any faults and identification of methods to solve them.

●

Repair of any faults, stoppages, problems, malfunctions, failure to work, non- performance or any other issues in respect of any equipment, component or process of the Plant.

●

Regular biological tests and laboratory analysis of the feedstock used in the Plant and the digestate generated by it; and

The following are explicitly excluded from the obligations of the SM&O Contractor and therefore are the responsibility of Client:

●

modifications and/or additions to the Plant, unless requested by the SM&O Contractor to enable the plant to meet performance guarantees, in which instances SM&O Contractor will pay for the modification/additions;

●

supply of water and electrical energy necessary for interventions and service and maintenance activities;

●

compilation of tax records.

●

And any other obligation of the client defined in article 8. Of this document.

As part of its regular S&M Service, the SM&O Contractor shall every 5 years perform, at its expense, an inspection and maintenance of the inner coating of each digester of the Plant (the “Digester Inner Coating Maintenance”). During Digester Inner Coating Maintenance, each digester will be stopped for 20 days during which the biogas production of the individual digester will be stopped completely and the Plant biogas production will be reduced to 75%.

On conclusion of each ordinary scheduled maintenance activity, SM&O Contractor shall describe the activity performed in the “General Maintenance Schedule for the Plant”.

For the correct operation of electromechanical equipment, electric motors and motor reducers, the SM&O Contractor shall notify Client of and perform any intervention or service and maintenance activity it deems advisable and/or necessary (even if not strictly indicated in the Manual of Operation or any other manuals of operation or similar documents in respect of the Plant) in order to extend the durability and prolong the lifespan of the equipment.

●

Ordinary Scheduled Maintenance of the biogas upgrade system (BUS) and related equipment (the “BUS Units”)

SM&O Contractor undertakes to perform, at its expense, all scheduled ordinary maintenance of the BUS unit as indicated in the Maintenance Plan (i.e., Annex 1) and as required by OEM Guidelines, including, without limitation, non-routine but scheduled maintenance actions .

In addition, SM&O Contractor undertakes to provide the following materials:

●

materials in accordance with the ordinary maintenance schedule of the manufacturer;

●

Wear parts;

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●

materials in accordance with the schedule and of the type suggested by the manufacturer;

●

Equipment used by personnel for the performance of ordinary maintenance activities;

●

Lubricants, oils and other liquid materials required or useful for the performance of the Plant

●

Laboratory tests of lubricants;

●

Purchase (at its own expense) and supply of all chemical reagents and materials necessary for S&M Service and ensuring a sufficient stock thereof (it being understood that the expenses for the chemical reagents necessary for the Operation Service will be reimbursed to SM&O Contractor by Client, as provided for in Article 4.1(a));

The following are explicitly excluded from the obligations of the SM&O Contractor and therefore are the responsibility of Client:

modifications and/or additions to the BUS requested by the Client (including Membrane replacement for optimization purposes unless membranes needs to be replaced due to defects) unless requested by the SM&O Contractor to enable the plant to meet performance guarantees, in which instances SM&O Contractor will pay for the modification/additions;

●

Unscheduled extraordinary maintenance

The SM&O Contractor undertakes to perform at its expense (except as expressly stated below) any and all unscheduled extraordinary service and maintenance (i.e. accidental damage, damage caused by third parties and/or by Client) as quickly as practicable. Prior to or at the same time of the performance of such extraordinary service and maintenance, SM&O Contractor will send written notification thereof to Client specifying the expected scope of work. If the required extraordinary service and maintenance is not reasonably foreseeable and not caused by SM&O Contractor or others under its control (“Unforeseeable Maintenance Work”), SM&O Contractor shall be entitled to request additional compensation. If SM&O Contractor believes that extraordinary service or maintenance constitutes Unforeseeable Maintenance Work, SM&O Contractor shall send to Client, together with the written notification provided for above, a quote for the additional compensation. If Client disputes: (A) SM&O Contractor’s contention that the extraordinary service and maintenance required constitutes Unforeseeable Maintenance Work, and/or (B) the amount of the quote provided by SM&O Contractor, it shall inform SM&O Contractor in writing and, lacking an amicable agreement between the Parties, the dispute will be submitted to the Ruler for adjudication in accordance with the rules and procedure set forth in Article 30 below. Notwithstanding any entitlement to request additional compensation above, SM&O Contractor shall first invoice against the relevant Insurance. Only if not covered by an Insurance, costs will be invoiced to Client. Under no circumstance will SM&O Contractor wait to perform the required extraordinary service and maintenance work until adjudicated by the Rule. Instead such extraordinary service and maintenance work shall be performed as soon as possible and any claims for additional compensation shall be decided in parallel or afterward. In case the required extraordinary service and maintenance work will exceed fifty-thousand (50.000€) Euros, the SM&O Contractor will notify the Client immediately in which case the Client shall provide all necessary finance to complete the worksuntil liability is established by Ruler.

5.2

S&M Reporting

During the term of the Agreement, SM&O Contractor shall issue monthly reports to Client (and, at Lender’s request (which may be a standing request), to Lender) detailing any and all S&M Service activities performed by SM&O Contractor and the underlying issues, faults or problems requiring S&M Service in such period.

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6.

Personnel of the SM&O Contractor

The SM&O Contractor undertakes to assign specialised staff with the requisite experience and skill-set), to perform the Service, including personnel satisfying the requirements necessary or desirable to preserve any and all manufacturer’s warranties, taking responsibility for all relevant expenses (such as, for example, transportation, travel, food and accommodation, etc.). SM&O Contractor’s staff shall be equipped with the necessary operating, service and maintenance resources for the provision of the Service. SM&O Contractor’s staff will be present on the Project site and monitor the Plant on a daily basis within the permitted operating hours given in Table 1 and for so long as is necessary to fulfil all obligations of the SM&O Contractor under this Agreement whether during or outside of normal working hours, including weekends and holidays. SM&O Contractor agrees that it shall not be entitled to any extra compensation for any time spent at the Plant by its staff outside of normal working hours or on weekends or holidays.

Professional Positions:

●

Laboratory technician defines the analytical procedures and methods applied in the laboratory to perform the analytical tests and executes them. He is also responsible for the study and selection of the optimal conditions for plant performance and assistance in the resolution of any operating anomalies, for official on-site sampling and analysis procedures carried out by external agreed laboratories. The Laboratory technician shall verify process operating data, prepare monthly reports on the performance of the Plant. Presence: daily on site.

●

Site manager is responsible for coordination and execution of all aspects of the Service, assigning tasks and giving instructions to the SM&O Contractor’s operating and support staff. He verifies plans for scheduled and unscheduled maintenance operations on the facilities and oversees them with the help of the personnel available on site. He is also responsible for monitoring and optimization of electricity consumption in the operation of the Plant. Presence: daily on site.

●

Plant Engineer is responsible for the management and performance of all engineering aspects of the Service.

●

Operation personnel A team will perform all aspects of the Service under the coordination and instruction of the Site Manager. Presence: daily on site.

7.

On-call service

The SM&O Contractor shall provide a 24 x 7 telephone service with direct and immediate access to a person with relevant expertise in order to take necessary actions and/or in the event of urgent operational, service and maintenance requirements. The SM&O Contractor undertakes to perform Service, whenever necessary, within 24 hours, day or night including holidays and weekends, from communication in respect of the Plant. The SM&O Contractor shall provide a telephone number at which it shall be available on a 24-hour basis, seven days a week, 365 days a year. To enable the SM&O Contractor’s online support, the Client will in accordance with Article 8 b below maintain or procure the maintenance of a 24/7, continuous high-speed internet connection, enabling the SM&O Contractor to log on to the online control system of the Plant and perform required interventions and Service. SM&O Contractor shall provide in writing the exact type of high-speed internet connection required for the purpose of this Agreement separately to Client.

8.

OBLIGATIONS OF CLIENT

Without prejudice to any other provision of this Agreement, Client undertakes, at its own expense, to perform or cause one or more third parties to perform the following activities:

(a)

to supply the Plant at its own expense with quality and quantity of feedstock in accordance with Annexes 2, 5 and 6 and according to table 2 below. The SM&O contractor will organize for the deliveries directly with the feedstock providers however the Client needs to specify the conditions of Annex 5 to the Feedstock providers

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(b)

to inform SM&O contractor in advance of introducing any new Feedstock or appointing any Feedstock supplier to enable Contractor to carry out some testing.

(c)

To register feedstock arrivals and weigh each truck in/out at the central weighing bridge of the business park

(d)

to perform unloading of the feedstock at the dedicated permitted positions of the plant (under the direction and supervision of the Contractor’s personnel)

(e)

to provide and maintain a continuous, high-speed internet connection that meets all reasonable requirements of the SM&O Contractor;

(f)

to dispose of digestate and unsuitable feedstock in accordance with applicable specifications and according to the needs of the plant to ensure continuous operations

(g)

to carry out an inspection of the Plant on a monthly basis without interrupting the operation of the plant, using its own personnel or through a third party other than SM&O Contractor;

(h)

maintain all permits needed for the proper running of the plant;

(i)

refrain from any modification and/or direct and/or third party service and maintenance that is not provided for in the Agreement;

(j)

make available, free of charge and for the entire term of this Agreement, the Plant where the personnel of SM&O Contractor may store the materials and tools necessary for the performance of the Service as established in this Agreement;

(k)

ensure that SM&O Contractor has direct access to the registers/meters/accounting books that indicate the amount of upgraded biomethane produced and consumed by the Plant each month;

(l)

bear the cost of chemicals and materials to be used in the Operation Service, including, but not limited to water and electricity for Plant operation; and

(m)

ensure that the Plant is supplied with electrical power and is connected to the water mains (water supply and sewer).

(n)

Site security

(o)

Take full responsibility for disposal of digestate, unsuitable feedstock, wastewater from the operation of the plant.

9.

OBLIGATIONS OF SM&O CONTRACTOR

9.1

Without prejudice to other provisions of this Agreement, SM&O Contractor generally undertakes to fulfil all the obligations that it has assumed under this Agreement in compliance with Client’s permits and the provisions of law, including without limitation environmental legislation.

In particular, SM&O Contractor undertakes to perform the following activities insofar as is reasonably practicable:

(a)

to assist Client in its relations with the competent authorities, both public or private (including the off-taker and, if different, the utility providing power to the plant), providing technical information on the Plant and on the Service from time to time;

(b)

to provide all the personnel necessary for the performance of the Service and the fulfilment of the obligations under this Agreement. Each member of SM&O Contractor’s staff and of any subcontractors (including specialised and qualified technicians) shall have appropriate experience in the performance of their duties and activities;

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(c)

to use equipment and parts that complies with all applicable standards and technical rules.

(d)

use lubricating oil exclusively according to the machinery supplier’s instructions;

(e)

Provide equipment for the utilization of internet and telecommunication on site. Client is responsible to provide and shall allow the connection;provide and pay for the equipment to be used to create the Plant’s internet connection; bear the cost of chemicals and materials to be used in the S&M Service, which, for the avoidance of doubt, to the extend specified in this contract will be passed through to the client on a monthly basis as defined in article 4; and

(f)

prior to the performance by any sub-contractor of any part of the Service, provide Client with waivers of claims against or in respect of the Plant or Client.

9.2

Operations and Maintenance Performance Bond/Guarantee

As security for the fulfilment of the SM&O’s Contractor’s obligations regarding the realization of the Service and any payment by the SM&O Contractor of any amount due to the Client pursuant to this Agreement the SM&O Contractor will provide the Client after Substantial Completion with a Guarantee and an Operations & Maintenance Performance Bond which can be called on demand by the Client, for an amount equal to EUR 1,575,578 (one million five hundred seventy five thousand five hundred and seventee-eight Euros)] valid for one year and extended, renewed or replaced, so that to remain in place for a period of 12 (twelve) years, issued by a surety in the format as attached to this Agreement as Annex 9 and Annex 10. The performance bondshall be governed by Netherlands law and are only to secure the performance of SM&O Contractor’s obligations as it relates to this Agreement.

If the Client plans to invoke the security, he shall first notify the SM&O Contractor by registered letter with details of the Contractor default. Contractor shall have thirty (30) days from the receipt of such notice to cure applicable defaults detailed in the Client’s notice. Should the thirty (30) day cure period expire and such default(s) continues uncured, the Client shall be entitled to invoke the security, unless the Arbitration Board for the Building Industry (Raad van Arbitrage voor de Bouw) rules otherwise in a dispute to be filed by the SM&O Contractor within 14 days of dispatch of the notification referred to in this paragraph.

The Operations & Maintenance performance bondshall remain valid until the actual date of the end of the O&M Contract, on the understanding that, in the event of minor defects, the security can be reduced in value to reflect the cost of fixing the defects and shall remain valid until the SM&O Contractor has corrected the defects. The Client will not unreasonably withhold acceptance of the works. If the Client is of the reasonable opinion that defects are to be corrected, the security shall remain valid until the Contractor has met his obligations.

In the case that the SM&O Contractor contests the notice as referred to in article 9,1, the term for curing the noticed default by the SM&O Contractor is suspended pending a decision by the arbitration board for the Building Industry.

10.

CLIENT MANAGER

Client shall appoint a manager to liaise with SM&O Contractor. Such manager shall act as the interface with SM&O Contractor and shall sign for technical acceptance the invoices sent by SM&O Contractor to Client. Client Manager shall not interfer with the operation of the plant or the SM&O Contractor’s subcontractors By either communicating directly with the employees or given instruction to the operator. Client should only communicate through person of charge of the operation of the plant at that time.

11.

INSURANCE COVERAGE

11.1

Principal will maintain ‘machinery breakdown’ insurance and a ‘machinery breakdown business interruption’ insurance policy covering all the following risks and damages and will present the Client with valid insurance policies and/or certificates.

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11.2

‘Machinery breakdown’ insurance is insurance covering:

●

all Risk coverage including, but not limited to:

(i)

machinery breakdown;

(ii)

unforeseen natural hazards (including, but not limited to fire, hail, windstorm, weight of snow and ice, inundation, flood, landslide and earthquake perils) burglary/robbery/vandalism/riot mass commotion (civil unrest and looting);

(iii)

operating error, unskillfulness, construction-, material errors, short- circuit fault, over-current, over-voltage, failure of measuring and control devices, security devices; water-, oil- or lubricant-shortage;

(iv)

breakage by centrifugal force;

(v)

high-/low-pressure;

(vi)

storm, ice, freeze.

●

The insurance protection will be applied to all the machinery/equipment/ electronics/ movable property situated at the Plant.

●

The protection will cover also the debris removal and clean-up costs in a min. amount of EUR 600,000 and the extra costs of a minimum limit of EUR 300,000.

●

The deductible will not exceed EUR USD 10,000.

11.3

‘Machinery breakdown business interruption’ is defined as:

●

Business interruption losses defined as a loss of revenue caused by an event insured under the Machinery breakdown insurance coverage.

●

The guarantee period should amount to 6 months for machinery breakdown claims and 12 months for unforeseen natural hazards (including, but not limited to fire, hail, windstorm, weight of snow and ice, inundation, flood, landslide and earthquake perils)

●

The coverage should be applicable also to utility business interruption, contingency business interruption and denial of access with a minimum guarantee period of 6 months.

●

The deductible will not exceed 7 days.

12.

PERSONNEL SAFETY AND HYGIENE

12.1

The personnel of SM&O Contractor shall observe the hygiene standards required for the Plant. In this respect, SM&O Contractor shall provide its personnel with the necessary material, such as gloves, shields, etc.

12.2

SM&O Contractor shall comply with all safety standards established by applicable safety regulations, taking responsibility for personnel training.

12.3

SM&O Contractor shall be responsible for the maintenance and restoration after use of safety devices such as fire extinguishers, lifebuoys, masks, first aid kits, etc. required at the Plant.

12.4

SM&O Contractor undertakes to obtain all authorizations, permits, registrations and licenses not under Client’s responsibility, required by applicable law and regulations that are necessary to fulfil its obligations pursuant to this Agreement prior to commencing the Service. In addition, SM&O Contractor undertakes:

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●

to comply with, and to cause any subcontractors to comply with legislation on social insurance and tax obligations, whether contributory, remunerative, welfare, social security or concerning safety

●

to pay, and to cause any subcontractors to pay its employees regularly and pay the statutory contributions and charges, as well as any amounts due by law in relation to employment, welfare, social security and the use of labor force

●

to pay, and to cause any subcontractors to pay contributions due pursuant to law to every competent entity in relation to employment, welfare, social security and the use of labour force,

●

SM&O Contractor is furthermore obliged to provide Client with a copy of the lists of its personnel and of any subcontractors personnel, who operate on the site, indicating their status pursuant to social security, welfare, insurance and accident prevention legislation, immediately notifying Client in writing of any up-date or change of status.

●

In the event that SM&O Contractor fails to fulfil the obligations indicated in this Article 10 or fails to provide proof of the fulfilment of such obligations on the part of any subcontractors, it shall hold Client harmless from any consequences. In particular, SM&O Contractor undertakes to hold Client harmless from any claim whatsoever, right or action made by anyone in relation to the remunerative, social security, insurance and tax status of its employees and/or associates, and those of any subcontractors and providers of services. SM&O Contractor shall be solely responsible for any damage limited by the provisions of Article 11 of this Agreement caused to Client by any failure on the part of its own personnel to comply with safety regulations, provided that such damage is not attributable to facts and/or conduct directly attributable to Client.

●

Client, SM&O Contractor and its subcontractors agree to a non-poaching policy for a period of 3 years

13.

TERM OF THE AGREEMENT AND TERMINATION

13.1

The Agreement is a binding commitment as of the date executed but the obligations of the parties to perform hereunder shall commence on the Substantial Completion Date. The term shall continue until the date that is 12 years after the Substantial Completion Date subject to the following:

(i)

The provision of the Operation Service will terminate 12 years from the Substantial Completion Date if not renewed in writing signed by both Parties for successive periods of one year; and

(ii)

The provision of the SM&O Service will terminate 12 years from the Substantial Completion Date if not renewed in writing signed by both Parties for successive periods of one year.

The provision of the Operation Service or the S&M Service may be terminated as follows:

13.2

Client may terminate the provision of the Operation Service or the S&M Service upon 14 days’ notice in any of the following cases:

(i)

the insolvency, bankruptcy, petition for a suspension of payments, or commencement of voluntary/involuntary liquidation proceedings in respect of SM&O Contractor;

(ii)

failure on the part of the SM&O Contractor to obtain or maintain any required insurance coverage;

(iii)

a material breach by the SM&O Contractor in the performance of the Service under this Agreement that is not cured within 60 days of written notice of such material breach; and/or

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(iv)

failure to comply with performance guarantees that causes the loses to the client higher than annual compensation limit as defined in Annex 4 (Performance Guarantee Agreement) of this Agreement in any year of operation

13.3

SM&O Contractor may terminate the provision of the Operation Service or the S&M Service upon 14 days’ notice in any of the following cases:

(i)

non-payment by the Client of three consecutive instalments of the applicable monthly fee by the established deadline; and/or

(ii)

the insolvency, bankruptcy or commencement of voluntary/involuntary liquidation proceedings in respect of Client.

13.4

In the event of a termination of the Operation Service pursuant to Article 13.2, Client will be able to work directly with SM&O operating sub-contractor.

13.5

if possible, SM&O Contractor agrees to train at its own expense Client’s personnel (who shall have appropriate technical qualifications for a Plant of this nature) in the operation and management of the Plant and if possible, for a price, perform first interventions and service and maintenance activities in the event of failure or malfunction. Such training shall last up to three months.

14.

PLANT PERFORMANCE, EXPENSES AND OPERATION SERVICE COMPENSATION

14.1

SM&O Contractor will use its best efforts to perform the Operation Service so as to enable the Plant to be operated in a continuous and optimal manner as defined in the Performance Guarantee Agreement of this contract each year starting from the Power Substantial Completion Date.

14.2

In the event that SM&O Contractor does not render the Operation Service as set forth in this Agreement, after written notification and refusal of SM&O Contractor to fix the problem within 7 days, Client shall be entitled to deduct from the Operating Fee any reasonable amount it spends or is out of pocket to remedy such omission. These amounts need to be reasonable and justified with invoices. For the avoidance of doubt, Client will not terminate SM&O Contractor for a non-material breach of this Agreement.

15.

COMPENSATION

15.1

The parties hereto agree that the compensation in respect of the Operation, S&M Services and Insurance set as follows:

Operation and S&M Services:

Fix Monthly fee:

Net Price: EUR 1,575,578 /year exclusive of VAT

Payed monthly at EUR 131,298 /month exclusive of VAT.

Excluding Pass Through Costs.

Pass Through Costs:

Estimated at EUR 1,166,303 /year exclusive of VAT.

Payed monthly according at EUR 97,192 /month exclusive of VAT.

Total Net S&M and Operation Compensation: EUR 2,741,880 / year exclusive of VAT

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15.2

The Client is required to pay the total net price referred to in Article 15.1 within five working day after receving the payment from SDE of the month following that in which the Services were performed, but no later than 30 days from the Invoicing date, independently if SDE is received or not, whichever comes first.

15.3

In the event that SM&O Contractor does not render the SM&O Service as set forth in this Agreement, after written notification and refusal of SM&O Contractor to fix the problem within 7 days, Client shall be entitled to deduct from the Operating Fee any reasonable amount it spends or is out of pocket to remedy such omission. These amounts need to be reasonable and justified with invoices. For the avoidance of doubt, Client will not terminate SM&O Contractor for a non-material breach of this Agreement.

15.4

The pricing set out in this contract is based on the laws governing this type of facility and operation in the Netherlands as at the date of signing of this Agreement. In the case of any subsequent change in law that impacts the cost of operating the Plant, the SM&O Contractor has the right to request and receive an increase in the Compensation for such additional costs without mark-up.

15.5

If the Client disputes an invoice or a part thereof:

(a)

it shall pay the undisputed part on the due date;

(b)

it shall pay all invoices and/or disputed amounts which are held in a judicial decision or an arbitral award to be due, no later than ten (10) Business Days after receipt of the decision or award. For the avoidance of doubt, Interest shall be due from the date set out in Clause 15.7.

15.6

Interest

In the event of late payment of due invoices or parts thereof (including in the event that the invoice has been disputed but the disputed amount is found to have been effectively due), Interest shall automatically and without need for a formal demand for payments (ingebrekestelling) be due as from the due date set forth in Clause 15.2.

15.7

Taxes

All fees and amounts due under or in relation to this Agreement are expressed exclusive of value added tax or any other applicable sales taxes, VAT, duties or levies which shall be added to the relevant invoices at the time of the invoice.

All taxes related to the Site and/or the Plant and their operations, including property taxes, shall, as between the Parties, be the responsibility of the Client and the Client shall reimburse the Operator therefor if and to the extent that the Operator is required to pay the same.

16.

INDEXATION OF COSTS

16.1

Unless otherwise specified in this Agreement, the fixed fee shall automatically and without formal demand or notice, be indexed annually up to a maximum of 1.5% starting from the second year of operation according to numbers published by Centraal Bureau voor de Statistiek (“CBS”), SBI 2008, 24-30,33 Metalektro, binnenlandse afzet;

16.2

For the avoidance of doubt, indexation shall never result in a reduction of any fee.

17.

RIGHTS FOR RECOVERY OF PENALTIES AND INCENTIVES

17.1

As stipulated in the Performance Guarantee Document, the SM&O contractor will be penalized in case of not achieving its Performance Guarantees with regard to Biomethane production and Consumables/utilities consumption (In the following paragraph, Consumables and Utilities have the same meaning and are referred to as Consumables in general). This risk will be mitigated by allowing the SM&O Contractor to be compensated for excess biomethane produced or consumables/utilities consumed in the following years. Recovery of Penalties will be calculated annually as follows:

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a)

Biomethane Production:

(Volume of biomethane produced per year-– X Nm3/year) x 0,72 €/Nm³

With X = biomethane potential of feedstock fed during this year.

b)

Consumables Consumption:

(Consumption of Consumables – X t/year) x average market price of Consumable in same year.

With X = Contractually guaranteed consumption of respective Consumable.

The value of recovery payments is limited to the amount of penalties the Contractor has payed in previous years.

17.2

Performance Incentive:

The SM&O Contractor will only be entitled to receive Performance Incentive payments in case the Plant is either:

a)

Producing more than the target Biomethane Production of 24,000,000 Nm³/year; or

b)

Consume less Consumables/Utilities than guaranteed

a)

For the avoidance of doubt, this mechanism shall only apply in the event that the SM&O Contractor has either none, or has recovered all cumulative Performance Compensation across the term of the Agreement. In this instance, the following calculation shall apply:Biomethane Production:

(Volume of biomethane produced per year—24,000,000 Nm3/year) x additional profit from excess Biomethane sales [€/Nm³]* x 50%

b)

Consumables Consumption:

(Consumption of Consumables – X t/year) x average market price of Consumable in same year x 50%

With X = Contractually guaranteed consumption of respective Consumable.

18.

RIGHTS OF SM&O CONTRACTOR

It is understood that the performance of the Service by SM&O Contractor is necessarily conditional on the exercise of the following rights:

●

the right of access and control at any time to the area in which Plant, its associated facilities and the premises where the components are located

●

the right to verify the status of the Plant and to perform maintenance or other operations or necessary activities

●

the right to have a key or equivalent means of access to the Plant and the surrounding area, with authorization to use the access means for regular maintenance of the biogas plant and connected plants, in particular in the event of a fault or emergencies

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●

the right to perform ordinary scheduled maintenance or repairs during normal working hours from Monday to Friday between 7:00 am and 7:00 pm and outside of the aforementioned working hours and days in the event of an emergency or other necessity

●

the right to replace or supplement the maintenance plans or other equivalent documents with a different maintenance schedule in the event of replacement of parts or components for technical reasons.

●

The right to review the feedstock agreements’ quality and quantity contractual clauses to ensure that they will be suitable for the supply and smooth operation of the plant

●

The right to analyze the proposed feedstock sources to ensure that they will be suitable for the operation of the plant

●

The right to modify the plant at its own cost if the plant is not meeting performance guaranties. Any modification is to be submitted to the Client for approval which should not be unreasonably withheld by the Client. It is understood that the SM&O Contractor will bear the capital and operational cost of any such modification

19.

REPRESENTATIONS OF CLIENT

Client acknowledges that it has been informed of the fact that during the performance of the Service it may be necessary to shutdown the Plant (including the shutdown of the BUS with a consequent interruption in biomethane production). Client holds SM&O Contractor harmless from any liability for loss or damage arising from a required shutdown of the Plant during the performance of the Service, provided that the duration of such shutdown is minimized. In the event that Client is obliged to modify or replace the equipment and/or technology that forms part of the Plant, resulting in changes to the maintenance plan and/or changes in the use of spare parts or consumables, Client undertakes to agree any such changes with SM&O Contractor and SM&O Contractor reserves the right to modify the conditions of this Agreement if such changes cause SM&O Contractor to incur additional expenses. Client, its associates and all its personnel who have access to the zone where work is performed shall comply with SM&O Contractor instructions during the performance of ordinary scheduled maintenance works (e.g. prohibition of entry, workplace safety measures, extra protective equipment) without any right to compensation for any damages.

20.

SUBCONTRACTING

21.

Notwithstanding anything else herein to the contrary, Client hereby authorizes SM&O Contractor to subcontract the SM&O Service or part of the SM&O Service to one or more Subcontractors, in each case, subject to the advance, written approval of Client with such approval not to be withheld or delayed unreasonably. The technical management of the Plant, analytical operations, and the supervision of the Plant shall not be subcontracted without prior approval by the Client. Subcontractors shall be selected from companies with proven experience in the sector.

22.

NON SOLICITATION

During the Term and, for two year after expiry or early termination of this Agreement, the Client and their respective Affiliates shall not, without the prior written consent of the SM&O Contractor and/or the Operator, directly or indirectly, solicit, hire or attempt to hire or persuade any employee, independent contractor, subcontractor or agent performing Services or otherwise employed by the Operator or any of its Affiliates to terminate its relationship with the Operator or any of its Affiliates.

23.

ENVIRONMENTAL MATTERS

The SM&O Contactor, the Operator and the Client shall jointly establish an environmental baseline report regarding the Plant and its site (Baseline Report). The Baseline Report shall describe the situation at the Operational Period Commencement Date. The costs in connection with the Baseline Report shall be shared equally between the Parties. Client authorizes and participates in the establishment of such Baseline Report.

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The SM&O Contactor and its subcontractors shall have no liability for all pre-existing environmental pollution on or under the site of the Plant. Pre-existing environmental pollution includes the pollution identified in the Baseline Report and any pollution which is proven to date from before the start of the Operational Period.

The Client shall be liable for all pollution arising at, under or from the Plant or the Site which is not proven to be caused by the SM&O Contactor and its subcontractors negligent act or omission or breach of the Law and/or this Agreement.

The Client shall indemnify SM&O Contactor and its subcontractors for any loss, damage or expense (including reasonable defense costs) that the Operator may suffer as a result of any actual or potential claim for environmental pollution or breach of environmental Law, Consents or third party consents relating to the Plant or the Site and in particular any such matter of which the origin did not occur while the Agreement was in effect.

The SM&O Contactor and its subcontractors shall operate the Plant in accordance with any applicable environmental Laws. Subject to any applicable exclusions as to the scope of the Services, SM&O Contactor and its subcontractors shall remove any materials, debris, wastage, discharge or rubbish arising from the performance of the Services at its own cost to an approved dumping ground and in accordance with applicable Laws.

Notwithstanding anything to the contrary in this Agreement, the SM&O Contactor and its subcontractors shall only be responsible for environmental pollution and/or liability if and to the extent that the same results from negligence or breach of the Law.

The SM&O Contactor and its subcontractors shall indemnify the Client for any loss, damage or expense (including reasonable defence costs) that the Client may suffer as a result of any environmental pollution or breach of environmental Law, Consent (to the extent communicated to the Operator) relating to the Plant or the Site to the extent caused by the Operator’s negligent act or omission or breach of the Law and/or this Agreement.

24.

WARRANTY

With respect to the SM&O Service, SM&O Contractor warrants that the parts, materials and/or components used in the repair or replacement of any portion of the Plant shall be of good quality, new, and free of any defect whatsoev er in material or workmanship, and that, without limiting SM&O Contractor’s other obligations hereunder, SM&O Contractor will repair at SM&O Contractor’s expense any damage, defect and/or fault in material or workmanship for a period of two (2) years after such work is performed. SM&O Contractor further covenants that it will use original parts, materials and/or components consistent with OEM Guidelines so long as such parts, materials and/or components are available on the market.

25.

SEVERABILITY OF PROVISIONS - REPRESENTATIONS

25.1

In the event that one of the terms or conditions of this Agreement is deemed invalid or in any case not executable, such circumstance shall not entail the invalidity of the remaining terms and conditions of the Agreement, which shall continue to be fully valid and effective.

25.2

This Agreement constitutes the entire agreement of the Parties with respect to subjects regulated herein and supersedes and replaces any prior made arrangements or understandings (whether verbal or written) in this respect. The Parties warrant that they have actually discussed, negotiated and agreed each individual and specific clause of this Agreement.

26.

AMENDMENTS

26.1

Any derogation of or amendment to the Agreement shall be valid and effective only if set forth in a written document duly signed by the Parties.

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26.2

If, after the date of this Agreement, there shall be enacted or brought into force a change in, or addition to, any applicable law, legislation (including any climate-change measures) or any other statutory measure this shall require an amendment to this AgreementThe SM&O Contractor shall be entitled to an appropriate adjustment of the compensation as part of this amendment and, as applicable, the implementation of such an amendment shall constitute an Excluded Event for the purposes Annex 4 of this Agreement.

26.3

If any amendment requested by the Client exceed the level of work or force the SM&O to incur new and non budgeted expendutures, these costs will be charged back to the Client at cost + 15% mark-up.

27.

AMENDMENTS TO THIS AGREEMENT BY THE LENDER

The Parties acknowledge and accept that the Lender may request or demand that certain terms of this Agreement be revised or new terms be added and each Party hereby declares its willingness to negotiate in good faith any such amendments insofar as the requests of the Lender are reasonable.

28.

NOTIFICATION AND PROCESSING OF DATA

All communications and the other notifications under the Agreement shall be formulated in writing and shall be deemed duly notified if delivered personally, including by courier, or if sent by registered letter with return receipt, or if transmitted by fax to the Parties at the following addresses:

[ ]

29.

FORCE MAJEURE EVENT

29.1

The following events constitute force majeure (each a “Force Majeure Event “) so long as such events are not reasonably foreseeable and are beyond the control of the affected party: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the European Union or the government of the Netherlands or its departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery not comprising the Plant, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation.

29.2

In the event that for any period of time after the Substantial Completion Date, the Plant is completely inoperable due to the occurrence of a Force Majeure Event, SM&O Contractor shall immediately notify Client of such Force Majeure Event in reasonable detail. SM&O Contractor’s obligations under this Agreement shall be suspended from the date of such Force Majeure Event until it is no longer in existence; provided that SM&O Contractor complies with the obligations set forth in Article 24.4; provided, further, that the SM&O Contractor shall at all times use all reasonable efforts to ensure that the Plant commences partial operation, as well as full operation, as soon as possible after the Force Majeure Event occurs. SM&O Contractor shall provide Client with notice to Lender with periodic updates, at such intervals as Client may request, but in no event less frequently than monthly, on the status of the Force Majeure Event and the steps that SM&O Contractor is taking to restore the Plant to full operation.

29.3

Notwithstanding anything else to the foregoing, the following shall not be deemed Force Majeure Events:

(i)

the absence of materials, manpower or service, unless such absences are attributable to an event of force majeure

(ii)

site closures imposed by the competent authorities as a result of failure on the part of the SM&O Contractor to comply with applicable legislation and regulations in as far as compliance is the SM&O Contractor responsibility under this agreement.

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(iii)

strikes limited to the establishments and employees of the SM&O Contractor and Subcontractors, including the states of agitation, and participation by employees of the SM&O Contractor and Subcontractors in strikes of any kind that are not of a national and sectoral nature. This is not applicable in the case of a wider strike that do not only affect SM&O Contractor and its subcontractors but workers in the region at wide.

29.4

The Party affected by an event of Force Majeure shall not be deemed to have defaulted only if:

(i)

it informs the other Party of the Event of Force Majeure within 24 (twenty four) hours of the occurrence of the Event, providing an adequate explanation of the Event of Force Majeure and its foreseeable duration

(ii)

it has in full effect and force an insurance policy covering up to EUR 22,500,000 of the damage, loss and/or claims caused by or related to such Event of Force Majeure, it makes all relevant communications to the respective insurance companies in a proper and timely manner and uses its best efforts to obtain and transfer the proceeds of such policy to Client after a claim is duly made therefor

(iii)

it has done all in its power to prevent or mitigate the Event of Force Majeure that is an obstacle to its fulfilment.

29.5

Force Majeure Events which only partly prevent the fulfilment of the contractual obligation of one Party shall not release the said Party from making every reasonable effort to fulfil its obligations for any element of the plant not hindered by the said Force Majeure Event. In such instance the obligations of each party will then need to be revised and agreed.

29.6

In the event of a Force Majeure, the Contractor will suspend its normal operation but make every reasonable effort to sustain a basic level of maintenance of the plant to try to keep it alive and easier to restart once possible to restart. The cost of this shall be first charged to the insurance but if not successful to the Client.

29.7

In the event that the Event persists for more than 360 (three hundred and sixty) days, each Party shall have the right to withdraw from the Agreement. In such an event, SM&O Contractor shall only be entitled to receive the part of the consideration due for the part of Service performed up to the date of exercise of the withdrawal.

30.

ASSIGNMENT OF RIGHTS

Except to or at the direction of the Lender, to or at the direction of any party purchasing or benefiting from the investment tax credit applicable to the Plant or any party purchasing the Plant and as set forth in this Article 30, this Agreement may be assigned only with the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Client may collaterally assign and/or pledge this Agreement and any rights or obligations thereunder to any finance provider or any trustee or agent of any financer as collateral security; the SM&O Contractor shall execute and deliver to such financer any consents and/or other documents and/or any changes to this Agreement reasonably requested by such financer. Any additional costs resulting from any such action will result in a reasonable change of contract price and could cause a project delay and may require an extension to the liquidated damages schedule.

Notwithstanding the foregoing, Client may, without prior consent, assign its rights hereunder to a lender and/or trustee acting on behalf of a lender, or any financing entity, which acquires a security interest in Client or the Plant (collectively, the “Security Lenders”) in connection with any financing involving the Plant. In the event of an assignment of Client’s rights hereunder to any Security Lenders, SM&O Contractor shall take such further actions and execute such documents as are reasonably requested by such Security Lenders to effectuate such assignment including, without limitation, a consent agreement containing customary terms and conditions. Such customary terms and conditions shall include, but not be limited to, provisions related to extended notice and cure periods to be provided to the Security Lenders, and other terms and accommodations to Security Lenders as are customary for non-recourse project financings. Solely with respect to any Security Lender which acquires a security interest in Client or this Agreement, and provided SM&O Contractor has received written notice from Client of such interest and request, SM&O Contractor shall give written notice to such Security Lender of any default or event of default by Client under this Agreement.

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In case of change of ownership of SM&O Contractor, SM&O Contractor has to be able to re-assign its rights.

31.

CONDITION PRECEDENT (“Opschortende Voorwaarde”)

This Agreement is subject to the satisfaction on or prior to the end of eighteen (18) months after the date of this Agreement (“Long Stop Date”) of signing a Construction Finance Agreement by the Principal with the Lender in relation to the Plant (“Facility”) (“Condition”).

Fulfilment of conditions precedent

The Client will use all reasonable efforts to obtain the Facility on or prior to the Long Stop Date and the SM&O Contractor will use all reasonable efforts to provide the Client with such information as is necessary for Client to do so.

Termination

If the Condition is not satisfied or waived on or before the Long Stop Date, this Agreement will not constitute rights and obligations and parties shall not have any claim against the other Party under it, save for any claim arising from breach of any obligation contained in Article 31 under “Fulfilment of conditions precedent”.

32.

PROCEDURE FOR DECISION OF DISPUTES BY THE RULER

The “Ruler” is any other person nominated pursuant to a written agreement among the Parties. In the absence of such agreement by the seventh (7) working day following a written request made by any Party for the nomination of the Ruler, the Ruler shall be appointed by the chairman of the Arbitration Board for the Building Industry (Raad van Arbitrage voor de Bouw). With respect to any disputes relating to a technical Issue and\or of a technical nature under this Agreement (including any annexes thereof):

(i)

the relevant technical matter (including without limitation, unless explicitly indicated otherwise herein) with respect to any financial aspects thereof shall be exclusively decided by the Ruler,

(ii)

the Ruler’s opinion shall be final, undisputable and non-appealable, and the Parties will be finally bound thereby, and

(iii)

the Ruler shall give reasons for its ruling, but wlll not be subject to any procedural Law;

(iv)

Ruler’ fees shall be borne by the losing party, or as decided by the Ruler;

(v)

the Ruler shall give its decision within 7 working days form his appointment.

33.

ARBITRATION, JURISDICTION, APPLICABLE LAW

1.1

With the exception of those disputes to be decided by the Ruler, all disputes or claims between the Parties arising out of or related to this Agreement, its subject matter and/or its validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the Arbitration Board for the Building Industry (Raad van Arbitrage voor de Bouw).

1.2

This Agreement shall be governed by Netherlands law.

1.3

The language of the arbitration will be English.

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THUS this Agreement has been duly executed by the Parties on the day and year first above written.

/s/ Diana Benedek
Anaergia B.V.
By: Diana Benedek
Title: Managing Director
December 5th, 2017

/s/ Roy Amitzur
Blue Sphere Brabant B.V.
By: Roy Amitzur
Title: Director
December 5th, 2017

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